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Sept 11, 2008

STRICTLY PRIVATE & CONFIDENTIAL

Loop Networks, LLC
VIA EMAIL

RE: Purchase of 100% of the issued and outstanding shares of Loop Networks

Dear Sir:

This agreement (the “Agreement”) outlines the terms and conditions for the purchase by Next Trip, Inc. (“Nexttrip”) of 100% of the issued and outstanding shares of Loop Networks (“Loop Networks”) from the shareholders of Loop Networks. All Assets as Defined in Schedule “A” will be included free and clear of any and all liens, encumbrances, charges, security interests and claims of others.

This Agreement is intended to replace the May 8th Letter of Intent and serve as the definitive Agreement to be used to complete the purchase of the Loop stock . The Agreement will be delivered by each of Nexttrip and the shareholders of Loop Networks (the “Parties”) by no later than 6:00 p.m., Eastern Standard Time, on September 12, 2008, or such later date as the parties may mutually agree.

The Parties intend that the execution and delivery of the Agreement will bind the parties to carry out their obligations and complete the closing (the “Closing”) of the transactions contemplated therein (the “Transaction”) save and except for the parties failing to meet conditions of the agreement under Section 6. The Closing date will be set within 5 business days of Nexttrip receiving regulatory approvals for completion of its merger into its OTC BB Company. Such approvals are anticipated on or before September 30, 2008.

The Agreement

1.
Payment. Nexttrip will agree to issue on the Closing date, Five Million (5,000,000) shares of its common stock (from its anticipated public entity) to the Loop Network’s LLC members (hereafter referred to as Loop Networks shareholders). Nexttrip shares will be issued to Loop Networks shareholders in denominations as defined in Schedule “C” in exchange for 100% of the issued and outstanding shares. It is understood and agreed by both the parties that in order to consummate the transaction the Nexttrip common shares will have to be issued to Loop Networks shareholders from a yet to be created public entity. It is further acknowledged that these Nexttrip shares will be restricted from any resale for at least the next 12 months and there can be no assurances by Nexttrip that these shares will ever be eligible for trading. As such, for purposes of the transaction these Nexttrip shares will be deemed to have been issued at a nominal consideration to the Loop Networks shareholders and Nexttrip will further undertake to have its accountants provide Loop Network members such and opinion if requested for tax purposes.

2.
Other Consideration. Loop Networks warrants there are no employment agreements with its employees and that no employments agreements are to be assumed by Nexttrip. Nexttrip will issue One Hundred Thousand (100,000) common shares to certain employees of Loop Networks. These shares will be directed by Loop Networks to designated employees of Loop Networks, subject to review and approval by Nexttrip, which will not be unreasonably withheld. These shares will offset all obligations by Nexttrip for the liabilities to all related parties, employees and consultants recorded on the July 29, 2008 Unpaid Bills Detail report and any or all unrecorded liabilities which may have been incurred through the Closing Date. Furthermore, Nexttrip will assume up to Thirty Five Thousand ($35,000) of liabilities of which these liabilities are deemed to be necessary and ordinary to conduct the business of Loop Networks.

3.
Advances. Nexttrip has advanced One Hundred Thousand dollars (US$100,000) to Loop Networks and an additional One Hundred Thousand dollars (US$100,000) to Home Preview Channel as outlined in the LOI dated May 8th in order to keep the operations of both Loop Networks and Home Preview Channel running prior to the Closing. Nexttrip will agree to forgive these advances and forfeit its right to its proportionate share ownership at time of closing to thereby allow for addition contribution of the Nexttrip common shares to be distributed among the remaining Loop Networks Shareholder.

4.
Provisions of the Agreement. The Agreement will contain the following covenants, representations and warranties to be made by Loop Networks shareholders with respect to the Transaction, Loop Networks, and its business, property and assets (the “Business”).

(i) The Parties acknowledge that Nexttrip has had limited time to complete due diligence on Loop Networks and is relying on the documentation, covenants and representations supplied by Loop Networks. As such the shareholders, to the best of their knowledge, represent that the documentation provided to Nexttrip does not knowingly contain any untrue statement of a material fact.

(ii) The Loop Networks shareholders, to the best of their knowledge, have not withheld any material facts that should reasonably be disclosed to Nexttrip relating to the purchase of Loop Network’s shares, and/or the Loop Networks Business.

5.
Indemnification. The Agreement will also provide that each of the Companies covenants and agrees to indemnify the other from and against any and all damages, losses, costs, and expenses the other may suffer or incur as a result of, in respect of, or arising out of; (a) any breach of any representation or warranty made by either of the Companies in the Agreement (i) any incorrectness or breach of any covenant, representation or warranty of Loop Networks contained in the Agreement; and (ii) any obligations by Loop Networks to make severance payments.

6.	Conditions to the Agreement and Completion of the Transaction

This Agreement and the execution, delivery and completion thereof as well as the completion of the Closing Transaction is intended to be binding on both parties, however the completion of the Closing Transaction will be further conditional upon the following, for the sole and exclusive benefit of Nexttrip:

(a) Approvals. Nexttrip will have received all approvals from all required regulatory bodies to allow for the issuance of the 5,100,000 common shares to the Loop Networks shareholders and employees, including without limitation, the approval of the SEC, if required.

(b) Legal Opinion. On Closing, Nexttrip will receive a legal opinion from Loop Network’s counsel containing opinions and provisions customary in transactions of this nature.

7.
The Agreement and the execution, delivery and completion thereof as well as the completion of the Closing Transaction will be conditional upon the following, for the sole and exclusive benefit of Loop Networks:

(a) Legal Opinion. On Closing, Loop Networks will receive a legal opinion from Nexttrip’ counsel, containing opinions and provisions customary in transactions of this nature.

(b) No Material Change, etc. There will be no material adverse financial change in the condition of Nexttrip and its subsidiaries from the information provided.

Miscellaneous

8.
Fees. Each of Nexttrip and Loop Networks is responsible for its own respective legal expenses in connection with this Agreement, except Nexttrip will advance Loop Networks funds necessary to complete an audit of its books and records consistent with General Accepted Accounting Principles for year end 2007 and year to date 2008 and any other professional fees associated with work required to complete an audit if work commences prior to the closing.

9.
Exclusivity. Until the completion of this Agreement none of the Parties, will directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with any person or entity concerning or entertain any offers with respect to any merger, tender offer, sale of any material assets, sale of shares of capital stock or similar transaction involving Loop Networks or for the amalgamation or combination of the business of Loop Networks and Home Preview Channel and Loop Networks will immediately notify Nexttrip of any solicitations, offers or other communications written or oral or otherwise, received from any third party within the context of this Section 9.

10.
Hindrance of the Transaction. If any person seeks to prevent, delay, or hinder implementation of the Closing Transaction or seeks to invalidate all or any portion of this Agreement , each of the Companies will vigorously and diligently resist such proceedings and not consent to any order that would have such effect.

11.	Confidentiality.

(a) Except as and to the extent required by law, neither Nexttrip nor Loop Networks may not disclose or use, and will direct its representatives not to disclose or use to the detriment of either party any Confidential Information (as defined below) with respect to this Transaction.

(b) For purposes of this Section, Confidential Information means any information stamped “confidential” or identified in writing by either party following its disclosure, unless (i) the information is already known to the companies or their representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault either company or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required to finalize the Closing Transaction, or (c) the furnishing or use of the information is required by or necessary or appropriate in connection with legal proceedings.

12.	Time. Time is of the essence.

13.	Laws. The provisions of this Agreement will be governed by the laws of the State of Florida without regard to its conflicts of law provisions.

14.
Enurement. The provisions of this Agreement will enure to the benefit and be binding upon each of the undersigned and their respective heirs, executors, administrators, legal representatives, successors and assigns, provided that no party hereto will have the right to assign this Agreement to any third party except that Nexttrip will have the right to direct that any required Advances can be made by a wholly-owned subsidiary.

15.	Amendment. This Agreement may only be amended or modified by written instrument executed by each of the Parties.

16.	Counterparts. This Agreement may be executed in two or more counterparts, by original or facsimile signature and each such counterpart when taken together will constitute one and the same Agreement.

Please sign and return one copy to us within the time set forth above, to serve as confirmation of your acceptance of the agreement hereto.

Yours truly,

NEXT TRIP, INC.

PER: /s/ Bill Kerby
Bill Kerby, Chief Executive Officer

AGREED TO AND ACCEPTED THIS 18th DAY OF September 2008.

On behalf of Loop Networks by Lorne Darnell

I have the authority to bind the Organization

PER: /s Lorne J. Darness
Title: Chief Executive Officer and Founder